Exhibit 99.6

Consent OF Paul Britton Newhouse

As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named as a Director Nominee in the Registration Statement on Form S-1 of Delwinds Insurance Acquisition Corp. (the “Company”), originally filed on September 11, 2020, and any and all amendments thereto, registering securities for issuance in the Company’s initial public offering.

Dated: September 18, 2020

/s/ Paul Britton Newhouse
Paul Britton Newhouse